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As filed with the Securities and Exchange Commission on May 18, 2000

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERRILL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	41-0946258
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One Merrill Circle St. Paul, Minnesota	55108
(Address of principal executive offices)	(Zip code)

DIRECT INVESTMENT PLAN
(Full title of the plan)

Steven J. Machov,
Vice President, Secretary and General Counsel
Merrill Corporation
One Merrill Circle
St. Paul, Minnesota 55108
(651) 646-4501
(Name, address and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this registration statement

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee

Class B common stock, $.01 par value per share	715,649	$22.00	$15,744,278	$4,156.50

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement includes an indeterminate number of additional shares which may be offered and sold as a result of anti-dilution provisions described in the Direct Investment Plan.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) under the Securities Act on the basis of the good faith estimate by the registrant's board of directors of the fair market value of the registrant's class B common stock on May 17, 2000.

PART I

INFORMATION REQUIRED
IN THE SECTION 10(A) PROSPECTUS

    The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following document filed by Merrill Corporation with the Securities and Exchange Commission is incorporated by reference in this registration statement:

      (1) Merrill's prospectus filed on May 18, 2000 pursuant to Rule 424(b) under the Securities Act that contains Merrill's audited financial statements for the fiscal year ended January 31, 2000.

    All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

    Merrill's class B common stock is not registered under Section 12 of the Exchange Act.

    Our authorized capital stock consists of 25,000,000 shares of voting common stock, par value $.01 per share, 10,000,000 shares of voting class B common stock, par value $.01 per share, and 500,000 shares of 14.5% senior preferred stock due 2011. The following is a summary of the material rights and privileges pertaining to our class B common stock.

    All shares of our shares of class B common stock have equal rights and preferences. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our class B common stock. The holders of our class B common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Our class B common stock is identical in all respects to our voting common stock and has equal rights and privileges, except that the class B common stock, with respect to rights on liquidation, winding up or dissolution of our company, ranks prior to the voting common stock. Subject to the preferential rights of our preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of outstanding shares of our class B common stock are entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets will be made to the holders of shares of common stock, an amount equal to $1.00 per outstanding share of class B common stock. After amounts payable with respect to the holders of our class B common stock of the full preferential amount in connection with any liquidation, winding up or dissolution of our company, the holders of the our class B common stock and voting common stock will share on a pro rata basis in any distribution of our assets, subject to the preferential rights of the preferred stock.

Item 5.  Interests of Named Experts and Counsel.

    The validity of the shares of our common stock offered hereby will be passed upon for us by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

Item 6.  Indemnification of Directors and Officers.

    The Minnesota Business Corporation Act requires us to indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the company. Reference is made to the detailed terms of Section 302A.521 of the Minnesota Business Corporation Act for a complete statement of these indemnification rights.

    Our articles of incorporation provide that each director, officer, employee and agent, past or present of our company, and persons serving as such of another corporation or entity at our request, shall be indemnified to the fullest extent permitted by applicable state law.

    We maintain directors' and officers' liability insurance, including a reimbursement policy in favor of us.

Item 7.  Exemptions from Registration Claimed.

    Not applicable. No securities are to be re-offered or resold pursuant to this registration statement.

Item 8.  Exhibits.

Exhibit No.
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP (filed herewith).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement).

Item 9.  Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to

    Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on May 17, 2000.

MERRILL CORPORATION
By:	/s/ JOHN W. CASTRO John W. Castro President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints John W. Castro and Steven J. Machov, and each of them, his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 17, 2000 by the following persons in the capacities indicated.

Signature	Title

/s/ JOHN W. CASTRO John W. Castro	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ RICK R. ATTERBURY Rick R. Atterbury	Executive Vice President, Chief Technology Officer and Director
/s/ ROBERT H. NAZARIAN Robert H. Nazarian	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ LAWRENCE M. SCHLOSS Lawrence M. Schloss	Director
/s/ WILLIAM F. DAWSON, JR. William F. Dawson, Jr.	Director

MERRILL CORPORATION
REGISTRATION STATEMENT ON FORM S-8
INDEX TO EXHIBITS

Exhibit No.	Item	Method of Filing
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith.
23.2	Consent of Oppenheimer Wolff & Donnelly LLP	Included in Exhibit 5.1.
24.1	Power of Attorney	Included on the signature page to this registration statement.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemptions from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
MERRILL CORPORATION REGISTRATION STATEMENT ON FORM S-8 INDEX TO EXHIBITS